[LOGO] MEDIFAST

Medifast, Inc.
11445 Cronhill Drive
Owings Mills, MD 21117

May 23, 2003

Dear Stockholders:

      You are cordially invited to attend the Annual Meeting of shareholders of Medifast, Inc., (the "Company"), to be held on July 25, 2003 at The American Stock Exchange, 86 Trinity Place, New York, NY, 10006 on Friday, July 25, 2003, at 10:00 A.M., Eastern Time, for the following purposes:

      (1) To elect a classified Board of Directors consisting of six directors each of whom is to hold office until the next Annual Meeting of Stockholders at which their respective class term expires and their respective successors will be duly elected and qualified, as more fully described in the accompanying proxy statement and to amend the Company's Bylaws accordingly.

      (2) To approve the re-appointment of Wooden & Benson, Chartered, an independent member of the BDO Seidman alliance, as the Company's independent auditors for the fiscal year ending December 31, 2003.

      (3) To amend the 1993 stock option plan and increase the number of authorized stock options from 1,000,000 shares to 1,250,000 shares to provide incentives for employees performance.

      (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Your Board of Directors and Management look forward to greeting those shareholders able to attend. Only stockholders of record at the close of business on May 23, 2003 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

      It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to vote your shares in a timely fashion.

By Order of the Board of Directors,

/s/ Bradley T. MacDonald
------------------------
Bradley T. MacDonald

Chairman of the Board & Chief Executive Officer

                                 MEDIFAST, INC.

                                   ----------

                                 PROXY STATEMENT

      This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Medifast Inc., a Delaware corporation (the "Company" or "Medifast"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at The American Stock Exchange, 86 Trinity Place, New York, NY, 10006 on Friday, July 25, 2003, at 10:00 A.M., Eastern Time, and at any adjournments thereof.

      Only stockholders of record as of the close of business on May 23, 2003* are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had outstanding 9,057,376 shares of Common Stock, par value $.01 per share (the "Common Stock"), 453,735 shares of Series "B" Preferred Convertible Stock (the "Preferred Stock") and 415,000 shares of Series "C" Preferred Convertible Stock. Each share of Common Stock is entitled to one vote, each share of Series "B" Preferred Stock is entitled to two votes and each share of Series "C" Preferred Stock is entitled to one vote. Total voting power equals to 10,379,846 votes eligible at the Annual Meeting.

      Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted (i) for the election as Directors of the persons named herein under the caption "Election of Directors," and (ii) for the approval of the appointment of Wooden & Benson, Chartered as the Company's independent auditors for the fiscal year ending December 31, 2003. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be affected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

      The Company's executive offices are at 11445 Cronhill Drive, Owings Mills, Maryland 21117 and its telephone number is (410) 581-8042. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about June 2, 2003.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth as of March 31, 2003, information concerning the ownership of Common Stock and Preferred Stock by persons which, to the Company's knowledge, own beneficially more than 5% of the outstanding shares of Common Stock or Preferred Stock.

                                         Common Stock                   % of
      Name and Address                   Beneficially Owned          Outstanding
      ----------------                   ------------------          -----------
      Bradley T. MacDonald..............    1,652,675                    19.0%
          11445 Cronhill Drive
          Owings Mills, MD  21117

      Warren H. Haber...................      472,000                    5.00%
          c/o Founder's Management
          New York City, NY  10021

                                            Series "B" Voting
                                        Preferred Convertible Stock     %  of
      Name and Address                      Beneficially Owned       Outstanding
      ----------------                      ------------------       -----------

      "DS" Capital Investors............      478,735(1)                 87%
          JPR Capital
          Staten Island, NY  10314

----------
(1) On January 19, 2000, Medifast, Inc. closed a Private Placement Offering of 552,757 shares of Series "B" Voting Preferred Convertible Stock.

                              ELECTION OF DIRECTORS

      The Board of Directors recommends the classification of the Board of Directors based on seniority, pursuant to which the directors of Medifast are to be divided into three classes consisting of Class I, Class II, and Class III, respectively, commencing with our first annual meeting after July 25, 2003. Inasmuch as the Annual Meeting represents the first annual meeting at which directors will be elected following the establishment of the three classes, directors for each of the three classes will need to be elected at the Annual Meeting. At subsequent annual meetings, only directors for the class whose term is expiring will be elected at that annual meeting.

      The number of directors in each class is determined by the Board of Directors and consists of as nearly equal a number of directors as possible. There are six nominees for directors therefore, each class will include two directors, which may be adjusted from time to time, should the Board of Directors increase or decrease the number of directors representing a class. The term of Class I, Class II and Class III, initially expires in 2004, at which time, Class I will be up for re-election for a three year term expiring in 2007 and Class II and III will be up for re-election for a one year term. In 2005, Class II will be up for re-election for a three-year term and Class III will be up for a one-year re-election. Accordingly, in 2006, only Class III will be up for re-election for a three-year term and accordingly.

      The Board of Directors has nominated the nominees named below, which nominees are currently serving as directors and have indicated their willingness to continue serving as directors. The Board of Directors knows of no reason why such nominees would be unable to serve as directors. If any of the nominees should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate. The two nominees for Class I Directors, are Bradley T. MacDonald and Rev. Donald Reilly. The two nominees for Class II Directors, are Scott Zion and Michael MacDonald. The two nominees for Class III Directors, are Mary Travis and Michael McDevitt.

      Each director serves until his or her successor is elected and qualified or until his or her death, retirement, resignation, or removal. Should a vacancy occur or be created, whether arising through death, resignations, retirement or removal of a director, the vacancy will be filed by a majority vote of the remaining directors. A director so elected to fill vacancy will serve for the remainder of the present term of office of the class to which he or she was elected.

Information Concerning Nominees

The name and age of each nominee and the year he/she became a Director of the Company, according to information furnished by each, is as follows:

                                                                      FIRST
                                                                     BECAME A
      NAME                                                 AGE       DIRECTOR
      ----                                                 ---       --------
      Bradley T. MacDonald(1)...........................    55         1996
      Donald F. Reilly(3)(4)............................    55         1998
      Michael C. MacDonald(1)...........................    50         1999
      R. Scott Zion (1)(2)(3)(4)........................    52         1999
      Michael J. McDevitt(2)(4).........................    54         2002
      Mary T. Travis(2)(3)(4)...........................    51         2002

----------
(1)   Member of the Executive Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Compensation Committee.
(4)   Independent director per the American Stock Exchange regulations.

Class I Directors

Bradley T. MacDonald became Chairman of the Board and CEO of Medifast, Inc. on January 28, 1998. Prior to joining the company, he was appointed as Program Director of the U.S. Olympic Coin Program of the Atlanta Olympic Games. From 1991 through 1994, Colonel MacDonald returned to active duty to be Deputy Director and Chief Financial Officer of the Retail, Food, Hospitality, and Recreation Businesses for the United States Marine Corps. Prior thereto, Mr. MacDonald served as Chief Operating Officer of the Bonneau Sunglass Company, President of Pennsylvania Optical Co., and Chairman and CEO of MacDonald and Associates. Mr. MacDonald was national president of the Marine Corps Reserve Officers Association and retired from the United States Marine Corps Reserve as a Colonel in 1997, after 27 years of service. Mr. MacDonald is also serving on the Board of Directors of the Wireless Accessories Group (WIRX:OB), a Nasdaq Bulletin Board Company.

Very Reverend Donald Francis Reilly, O.S.A. holds a Doctorate in Ministry (Counseling) from New York Theological and an M.A. from Washington Theological Union as well as a B.A. from Villanova University. Very Reverend Reilly was ordained an Augustinian priest in 1974 and now serves as the Provincial for the Augustinian Order at Villanova, Pennsylvania. He is currently on the Board of Trustees of Villanova University, is President of the Board of "Bird Nest" in Philadelphia, Pennsylvania and is Board Member of Prayer Power. Fr. Reilly oversees more than 300 Augustinian Friars and their service to the Church, teaching at universities and high schools, ministering to parishes, serving as chaplains in the Armed Forces and hospitals, ministering to AIDS victims, and serving missions in Japan South America, and South Africa. He is a member of the Medifast Compensation Committee.

Class II Directors

R. Scott Zion, is a Director and the Corporate Secretary for Medifast, Inc. He received a Bachelor of Arts Degree from Denison University, Granville, Ohio. Mr. Zion is currently a principal in Resources Development, Inc., a health care consulting company in Napa, California. Prior to forming Resources Development, he was Senior Vice President of Sales and Marketing for Santen, Inc., an ophthalmic pharmaceutical company. He also spent 20 years with the Mead Johnson Nutritional Division of Bristol Myers Squibb in various positions of increasing responsibility in sales management. He is a member of the Medifast Executive, Audit, and Compensation Committee.

Michael C. MacDonald is a corporate officer and the President of North American Solutions Group for the Xerox Corporation. Mr. MacDonald's former positions at Xerox Corporation include executive positions in the sales and marketing areas. He is currently on the Board of Trustees of Rutgers University and a Director of the Jimmy V Foundation. He is also serving on the Board of Directors of US LEC Corp. (NASDAQ:CLEC) Mr. MacDonald is the brother of Bradley T. MacDonald, the CEO of the Company. He is a member of the Medifast Executive Committee.

Class III Directors

Mary T. Travis is currently the Senior Vice President of Wholesale Operations for Sunset Mortgage Company, L.P. in Pennsylvania and was formerly the Vice President of Operations for the Financial Mortgage Corporation. Mrs. Travis is an expert in mortgage banking with over 31 years of diversified experience. She is an approved instructor of the Mortgage Bankers Association Accredited School of Mortgage Banking and is a Delegate and 2nd Vice president of the Mortgage Bankers Association of Greater Philadelphia. She is a member of the Medifast Audit Committee and is the qualified financial expert per the American Stock Exchange and Securities and Exchange Commission regulations. She is also a member of the Medifast Compensation Committee.

Michael J. McDevitt is a retired Senior Executive and Senior Security Manager with the Federal Bureau of Investigation (FBI). Mr. McDevitt developed and managed highly successful technical security programs through a succession of leadership posts, culminating in a Senior Executive Services (SES) position in the Investigative Technology Branch, FBI Laboratory Division. He managed nearly two hundred Special Agent and engineering support staff spanning a broad spectrum of technical security programs, as well as an annual budget exceeding $200 million. Senior government personnel regard him as a leading expert on technology applied to physical security and has played a leading role in developing critical partnerships within his industry as well as coupling technical capabilities with operational requirements. He is a member of the Medifast Audit Committee.

Resignation of Independent Director

      On March 27, 2003, Mr. David Scheffler, Director and former consultant for Medifast, Inc., and investment banker for D.S. Capital Investors, resigned from the Board of Directors due to his concern about the Company's need for more independence on the Board and the limited number of seats to fill that need in accordance with SEC and AMEX regulations. It is with deep regret that the Board of Directors has accepted his resignation but understands his concerns. Mr. Scheffler was instrumental in preventing the Company from filing for Chapter 11 bankruptcy in 1999/2000 because of his sage investment advice and his ability to raise funds at a time when the Company had "a going concern" opinion from its auditors preventing the Company from receiving commercial financing on any reasonable terms. Mr. Scheffler will continue to act as an Investment Relations Advisor and Consultant for the Company under contract for the next three years.

Meetings and Committees

      During the fiscal year ended December 31, 2002 ("Fiscal 2002"), the Board of Directors held two (2) meetings, including those in which matters were adopted by unanimous written consent. The Board has an Audit Committee, an Executive Committee, and a Compensation Committee. The purpose and responsibilities for each of these committees is outlined in committee charters adopted by the Board. The Board may, from time to time, form a new committee or disband a current committee depending on circumstances. In addition, the Board may determine to form ad hoc committees from time to time, and determine the composition and areas of competence of such committees.

      The Audit Committee of the Board of Directors consists of Mr. R. Scott Zion, Mr. Michael J. McDevitt and Mrs. Mary T. Travis. In 2002, prior to the listing on the American Stock Exchange, the Company implemented a new Audit Committee Charter by which the primary function of the committee is to assist the Board of Directors in fulfilling their oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The committee held four
(4) meetings during fiscal year 2002. The Audit Committee encourages continuous improvement of, and fosters adherence to, the corporation's policies, procedures and practices at all levels

      Messrs. Michael C. MacDonald, R. Scott Zion, and Bradley T. MacDonald are members of the Executive Committee. The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statue nay not be delegated by the Board of Directors. The Committee meets periodically during the year to develop and review strategic operational and management policies for the Company. The Committee held three (3) meetings during fiscal year 2002.

      The Compensation Committee of the Board of Directors held two (2) meeting during fiscal year 2002. The members were Very Rev. Donald F. Reilly O.S.A, Mr. David Scheffler, and Mrs. Mary T. Travis. The primary purpose of the
Compensation Committee is to assist the Board in discharging its responsibilities in respect of compensation of the Company's executive officers and to produce an annual report for inclusion in the Company's proxy statement on executive compensation. The Committee approved a contract salary for Mr. MacDonald, the Chief Executive Officer to $225,000 in the year 2003 as compared to $190,000 in 2002, $150,000 in 2001 and $170,000 in 1997. The board adjusted his contract salary accordingly and authorized a bonus of up to 100% of base salary provided the Company attains its profit plan per the Board approved forecast.

      The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee's agenda. The schedule for each committee will be furnished to all Directors.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any person who owns more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely upon a review of copies of such reports furnished to the Company, and written representations that certain reports were not required, the Company believes that all of its Reporting Persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act during or with respect to the year ended December 31, 2002.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

      The compensation of the Company's executive officers has been determined by agreements negotiated prior to their employment. The Compensation and Stock Options committee (the "Committee") is authorized to review and make recommendation to the Board as to the compensation in cash or other forms for its executive officers. Its compensation policy will be to provide for base salaries, which are comparable to the compensation paid to executive officers of equivalent competency and responsibilities by companies of comparable size and capitalization both in and out of the pharmaceutical industry. The Committee also intends to provide for the payment of cash bonuses to executive officers and stock options, as an incentive to remain with the Company and enhance shareholder value. It is also intended to be used when the Company attains favorable operating results.

      The Committee believes that the Company's stock option program, as it has been in the past, should be used as a means to conserve cash in rewarding key consultants, executives, and key employees for good or exceptional performance; the performance of increased responsibilities, improved performance independent of operating results, loyalty and seniority.

      In the year ending December 31, 2002, the Committee approved the following: the contract salary of Mr. MacDonald, CEO was $225,000 per year in 2003, from $190,000 in 2002 and $150,000 in 2001, and adjusted his compensation as is currently set forth in an Employment Agreement entered into by the Chief Executive Officer in 1998. (See "Employment Agreements" filed as an exhibit to 10KSB, dated April 15, 1999 of the Company, file No. 000-23016). The Committee recommended and the Board approved the salary increase of $35,000 for 2003 and a bonus of $100,000 for reaching the Company's initial revenue and profit forecast by the 4th quarter of 2002, paid in January 2003.

The Committee also approved the employment contracts for the following officers of its Take Shape for Life Inc., subsidiary:

                                      Annual Compensation
                                      -------------------
                                                             Salary
Name                                 Position                  ($)                Bonus Potential
----                                 --------                  ---
Richard Logsdail        President and Chief Operations       100,000                   $50,000
                        Officer
Daniel Bell             Executive Vice President of Sales     98,000       Estimated to be 50% of salary
                        and Marketing                                          based on new business
                                                                                    development

                             DIRECTORS' COMPENSATION

      The Company is authorized to pay a fee of $300 for each meeting attended by its Directors who are not executive officers. It reimburses those who are not employees of the Company for their expenses incurred in attending meetings. Independent Directors claimed $3,850.00 in Director's fees and/or expenses in 2002. See "Executive Compensation - Stock Options" for stock options granted under the 1993 Plan to the Directors. The Company authorized a stock grant under rule 144 of 10,000 shares to Michael J. McDevitt, Director, Chairman of the Audit

Committee; 10,000 shares to David Scheffler, Director, and 5,000 shares to Mary Travis, Director appointed prior to the AMEX listing in November 2002.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information as to the compensation of the Chief Executive Officers of the Company and each other executive officer who received or will receive compensation in excess of $100,000 for 2003, 2002, and 2001.

                                             Annual Compensation
                                             -------------------
                                                                   Value of Common/
                                                                 Preferred Stock Issued    Option      Other Annual
Name                         Year     Salary ($)    Bonus ($)       in Lieu of Cash        Awards      Compensation
----                         ----     ----------    ---------       ---------------        ------      ------------
Bradley T. MacDonald         2003      225,000       100,000(1)              0                  0           0
                             2002      145,000        75,000                 0            100,000(2)        0
                             2001      135,371             0           $20,000(3)               0           0
Richard Logsdail             2003      100,000             0                 0             50,000(4)        0
Daniel Bell                  2003       98,000        10,000                 0             25,000(5)        0

----------
(1) The Board of Directors as approved a salary of $225,000 for 2003 and paid a $100,000 bonus in January 2003 for attaining initial revenue, profit and cash flow forecasts in 2002.
(2) The Board of Directors reinstated 100,000 options at $1.50 per share granted in 1997 and not exercised. Mr. MacDonald exercised those options in December 2002 per the Board's direction.
(3) Mr. MacDonald was issued 20,000 shares of restricted Series "C" Preferred Convertible Stock as part of compensation related to restructuring and raising new capital.
(4) Mr. Logsdail received 50,000 options at $1.46 under the 1993 employee options program.
(5) Mr. Bell received 25,000 options at $1.60 under the 1993 employee option program.

STOCK OPTIONS

      The Company's 1993 Employee Stock Option Plan (the "Plan"), as amended in July 1995, December 1997 and again in June 2002, authorizes the issuance of options for 1,000,000 shares of Common Stock. The Plan authorizes the Board of Directors or a Stock Option Committee appointed by the Board to grant incentive stock options and non-incentive stock options to officers, key employees, directors, and independent consultants, with directors who are not employees and consultants eligible only to receive non-incentive stock options. Employee stock options are vested over 2 years.

      * The following tables set forth pertinent information as of December 31, 2002 with respect to options granted under the Plan since the inception of the Plan to the persons set forth under the Summary Compensation Table, all current executive officers as a group, all current Directors who are not executive officers as a group of the Company. In addition, a chart listing option holders, grants made in FY 2002, and a list of aggregated options and the value of these options, is provided.

                                                                      ALL CURRENT   ALL CURRENT
                                                                       EXECUTIVE    INDEPENDENT
                                                       BRADLEY T.      OFFICERS      DIRECTORS
                                                       MACDONALD(1)   AS A GROUP    AS A GROUP
                                                       ------------   -----------   -----------
Options granted ...................................      215,000         90,000       200,000
Average exercise price ............................      $  0.86        $  0.56       $  0.60
Options exercised .................................      120,000           --          10,000
Average exercise  price ...........................      $  1.29           --         $  0.25
Shares sold .......................................         --             --            --
Options unexercised as of 12/31/02 ................       95,000         90,000       190,000

(1) 100,000 options issued at $1.50 per share in 1997 were reinstated after shareholders increased authorized options to 1,000,000 shares provided they were exercised by 12/31/02.

                                                                APPROXIMATE 5 YR
                                         FY 02  GRANTS@        POTENTIAL REALIZABLE       UNEXERCISED           VALUE OF
                                       PRICE & EXPIRATION       VALUE AT 10% ANNUAL      OPTIONS AS OF      UNEXERCISED OPTIONS
LIST OF OPTION HOLDERS                    MONTH/YEAR            STOCK APPRECIATION          12/31/02           AS OF 12/31/02
----------------------                 ------------------      --------------------      -------------      -------------------
Bradley T. MacDonald/Chairman                                                                 95,000               474,150
Scott Zion/Director                                                                           50,000               238,500
Rev. Donald Reilly/Director                                                                   50,000               223,500
Michael C. MacDonald/Director                                                                 40,000               187,800
Kristina DeSantis/Director                                                                    20,000               101,400
Alan Silver, Silver & Silver/CPA                                                              35,000               177.450
Steve & Susan Rade/Consultants                                                               150,000               760,500
David Scheffler, Consultant                                                                  100,000               482,000
Sarah Clarke, Employee                 3,333@   $.32 01/07          $0.52
Margaret MacDonald, Employee          20,000@   $.32 01/07          $0.52                     20,000               100,000
Joseph DiBartolomeo, Employee         50,000@   $.65 07/07          $1.05                     50,000               233,500
Kellie Hudson, Employee               25,000@   $.65 07/07          $1.05                     25,000               116,750
Erin Erwood, Employee                  5,000@   $.86 07/07          $1.39                      5,000                22,300
Casey Seward, Employee                 5,000@   $.86 07/07          $1.39                      5,000                22,300
Michael McDevitt, Employee            20,000@   $.80 07/07          $1.29                     20,000                90,400
Richard Law, Employee                 20,000@   $.80 07/07          $1.29                     40,000               190,400
Jaime Elwood, Employee                10,000@   $.80 07/07          $1.29                     10,001                46,805
Shannon Wynne, Employee                5,000@   $.80 07/07          $1.29                      6,668                31,740
Richard Logsdail, Employee            50,000@  $1.26 09/07          $2.03                     50,000               203,000
Dan Bell, Employee                    25,000@  $1.60 09/07          $2.58                     25,000                93,000
Melissa Clark, Employee               10,000@  $1.23 09/07          $1.98                     10,000                40,900
Don Boysen, Employee                  10,000@  $1.23 09/07          $1.98                     10,000                40,900
Dick Vitale, Consultant               75,000@  $2.00 11/07          $3.22                     75,000               249,000

The Board will report no changes to the Compensation Committee.

      The following table provides information as to the value of the unexercised options held by the persons named in the Summary Compensation Table who are option holders as of March 31, 2003 measured in terms of the closing bid price of the Company's Common Stock on such date:

                              NUMBER OF SHARES           VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED             IN THE MONEY
                           OPTIONS AS OF 3/31/03          OPTIONS ON 3/31/03
                         EXERCISABLE/ UNEXERCISABLE   EXERCISABLE/ UNEXERCISABLE
                         --------------------------   --------------------------
Bradley T. MacDonald(1)         95,000/0                   $474,150 /$-0-

----------
On March 31, 2003 the closing price was $4.94 on the American Stock Exchange Mr. MacDonald exercised 100,000 options @ 1.50 on 12/27/02.

Nutraceutical Group Industry Comparison of Stock Prices
1 Year Comparison

[The following information was depicted as a line graph in the printed material]

                                                               December 31, 2002   December 31, 2001       $            %
Company                                                           Stock Price         Stock Price        Change       Change
-------                                                        -----------------   -----------------     ------       ------
Medifast (MED) ...........................................          $ 5.32             $   .22            5.10       2318.2%
Natural Alternatives International, Inc. (NAII) ..........            3.98                2.25            1.73         76.8%
Weider Nutrition (WNI) ...................................            1.45                1.68            (.23)       (13.7)%
Pure World, Inc (PURW) ...................................             .51                 .85            (.34)       (40.0)%
Twinlab Corporation (TWLB) ...............................             .10                1.35           (1.25)       (92.6)%
Natures Sunshine Products, Inc. (NATR) ...................            9.71               11.74           (2.03)       (17.3)%

5 Year Comparison

[The following information was depicted as a line graph in the printed material]

                                                               December 31, 2002   December 31, 1999       $            %
Company                                                           Stock Price         Stock Price        Change       Change
-------                                                        -----------------   -----------------     ------       ------

Medifast (MED) ...........................................        $   5.32               $ .19          5.13         2700.0%
Natural Alternatives International, Inc. (NAII) ..........            3.98                3.25           .73           22.5%
Weider Nutrition (WNI) ...................................            1.45                3.69         (2.24)         (60.7)%
Pure World, Inc (PURW) ...................................             .51                3.12         (2.61)         (83.7)%
Twinlab Corporation (TWLB) ...............................             .10                7.94         (7.84)         (98.7)%
Natures Sunshine Products, Inc. (NATR) ...................            9.71                8.00          1.71           21.3%

Pharmaceutical Group Industry Comparison of Stock Prices
I Year Comparision

                                                               December 31, 2002   December 31, 2001       $            %
Company                                                           Stock Price         Stock Price        Change       Change
-------                                                        -----------------   -----------------     ------       ------

Medifast (MED) ......................................            $    5.32           $     .22          5.10         2318.2%
Abbott Labs (ABT) ...................................                40.00               55.75        (15.75)         (28.3)%
Unilever (UL) .......................................                38.25               33.27          4.98           15.0%
Novartis (NVS) ......................................                36.73               36.50           .23            0.63%
Bristol Myers Squibb (BMY) ..........................                23.15               51.00        (27.85)         (55.0)%

Index Comparison

[The following information was depicted as a line graph in the printed material]

$100 invested in 1999 would return:

                                                   1999              2002
                                                   ----              ----

Nutraceutical Group Index.................         $100            $    80
Medifast..................................         $100            $ 2,431
S&P 500...................................         $100            $    71

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                  SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT.

      The following table sets forth information with respect to the beneficial ownership of shares of Common Stock or voting Preferred Stock as of March 31, 2003 of the Chief Executive Officer, each Director, each nominee for Director, each current executive officer named in the Summary Compensation Table under "Executive Compensation" and all executive officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of March 15, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

                                                NUMBER                 % OF
NAME AND ADDRESS*                             OF SHARES             OUTSTANDING
-----------------                             ---------             -----------
Bradley T. MacDonald .................       1,652,675(1)             19.00%
Donald F. Reilly .....................          62,952(2)              0.70%
Michael C. MacDonald .................          65,854(2)              0.74%
Scott Zion ...........................         255,000(2)              2.86%
David Scheffler ......................         197,438(2)(3)           2.21%
Mary Travis ..........................           5,000(2)               .05%
Michael McDevitt .....................          11,400(2)               .13%

Executive Officers and Directors
  as a group (7 persons) .............       2,111,000                39.92%

* The address is c/o Medifast, Inc., 11445 Cronhill Drive, Owings Mills, Maryland 21117

(1) Mr. MacDonald beneficially owns 1,652,675 shares of common stock and 90,000 shares of voting Series "C" Preferred Convertible Stock. Mrs. Shirley D. MacDonald and Ms. Margaret E. MacDonald, wife and daughter of Mr. MacDonald, individually or jointly own 1,053,402 shares of stock.
(2) Independent directors were issued 25,000 shares of common stock as compensation for their participation as Board Members in 2002.
(3) David Scheffler, who resigned from the Board of Directors in March 2003, was an investment banker for three high net worth individuals who wished to remain anonymous but called themselves D.S. Capital Investors prior to his election to the Board. He received 44,000 shares of Series "C" stock and 100,000 options at $0.50 a share for investment advisory services to the Company while redeeming 36,000 shares of Series "B" preferred stock previously earned.

                                  ANNUAL REPORT

      The Annual Report of the Company to the stockholders for the year ended December 31, 2002 on Form 10K immediately follows this Proxy Statement. No part thereof is incorporated by reference in this Proxy Statement.

      On written request, the Company will provide without charge to each record or beneficial holder of the Common Stock as of May 23, 2003, a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. Requests should be addressed to Investor Relations, c/o Medifast, Inc., 11445 Cronhill Drive, Owings Mills, Maryland 21117.

                               PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. In addition to the use of mail, proxies may be solicited, personally or by telephone or telegraph, by officers, Directors and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Wooden & Benson, Chartered, certified public accountants, which has audited the Company's financial statements as of December 31, 2002 and for the year then ended, has been selected by management to audit the Company's financial statements for the current fiscal year. During the year 2002, audit fees paid to Wooden & Benson, Chartered, certified public accountants, was $40,500 and includes three (3) 10QSB reviews. Wooden & Benson, Chartered, certified public accountants did not perform any consulting services for the company. A representative of that firm is expected to be present or available by telephone at the Meeting with an opportunity to make a statement to the stockholders if he desires to do so, and will respond to appropriate questions.

                                  OTHER MATTERS

      The Company is unaware of any matters, above, which will be brought before the Meeting.

      Any proposals intended to be presented at the Meeting of Stockholders to be held in 2003 must be received by the Company for inclusion in the Company's proxy material no later than May 22, 2003.

      It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of elections, certain employees and our transfer agent who are associated with the processing proxy cards and tabulation of the votes. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

May 23, 2003

                                      PROXY

                                 MEDIFAST, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints Bradley T. MacDonald with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the common stock of MEDIFAST INC., owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Stockholders of said Company scheduled to be held at The American Stock Exchange, 86 Trinity Place, New York, New York, 10006 on Friday, July 25, 2003, at 10:00 A.M., Eastern Time or at any adjournment or adjournments of said meeting, on the following proposals as indicated.

1. To elect a classified Board of Directors consisting of six directors each of whom is to hold office until the next Annual Meeting of Stockholders at which their respective class term expires and their respective successors will be duly elected and qualified, as more fully described in the
      accompanying   proxy   statement  and  to  amend  the   Company's   Bylaws
      accordingly.

      [ ] FOR              All nominees (except as marked to the contrary below)
      [ ] WITHHOLD

Class I Directors: Bradley T. MacDonald and Rev. Donald F. Reilly, O.S.A. Class II Directors: Scott Zion and Michael C. MacDonald
Class III Directors: Mary Travis and Michael McDevitt

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. To approve the appointment of Wooden & Benson, Chartered, an independent member of the BDO Seidman alliance, as the Company's independent auditors for the fiscal year ending December 31, 2003.

      [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. To amend the 1993 stock option plan and increase the number of authorized stock options from 1,000,000 shares to 1,250,000 shares to provide incentives for employee performance.

      [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment thereof. (Please date and sign on reverse side).

      This proxy, if properly executed and returned will be voted in accordance with the directions specified hereof. If no directions are specified, this proxy will be voted FOR the election of the Directors named above or their substitutes as designated by the Board of Directors and the proposal to amend the Stock Option Plan.

Dated: _________________                     ___________________________________
                                             Signature of Stockholder

                                             ___________________________________
                                             Signature of Co-Holder (if any)

      Please sign exactly as your name appears hereon and date. Joint owners should each sign. Trustees and fiduciaries should indicate the capacity in which they are signing.